Exhibit 99.1

Auxilium Pharmaceuticals, Inc. Announces

Second Quarter 2011 Financial Results and Recent Operational Highlights

Total Net Revenues of $65.9 Million, up 31% versus Q2 of 2010

Worldwide XIAFLEX® Net Revenues of $15.4 Million; Worldwide Testim® Net Revenues of

$50.5 Million, up 7 % versus Q2 of 2010

2011 Guidance Updated

MALVERN, PA, (August 1, 2011) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced financial results and operational highlights for the quarter ended June 30, 2011. For the second quarter of 2011, Auxilium reported net revenues of $65.9 million compared to net revenues of $50.5 million in the second quarter of 2010. The net loss for the second quarter of 2011 was $(5.1) million, or $(0.11) per share, compared to a net loss of $(13.5) million, or $(0.28) per share, reported for the second quarter of 2010.

“We believe that the progress we made in the second quarter of 2011 will drive long term shareholder value. XIAFLEX® showed double-digit sequential growth over the first quarter of 2011 and we remain encouraged by the success stories on XIAFLEX use, reflecting a steady shift in the treatment paradigm,” said Armando Anido, Chief Executive Officer and President of Auxilium. “Testim® continued to perform well, despite several new competitors entering the market, with prescriptions posting growth over the second quarter of 2010 and over the first quarter 2011.”

Second Quarter and Recent Operational Highlights:

XIAFLEX:

•	Worldwide net revenues for XIAFLEX were $15.4 million for the second quarter 2011, versus $3.1 million in the second quarter of 2010.

•	Net revenues of XIAFLEX in the U.S. were $9.9 million in the second quarter 2011, versus $2.0 million in the second quarter of 2010.

•

The Company expects the active dosing phase for the double-blind placebo-controlled phase III program of XIAFLEX for the treatment of Peyronie’s disease to be completed by the end of August. Top-line data is expected in the second quarter of 2012.

•

On June 30, the Company announced a three year nominal recurrence rate of 34.8% for joints previously treated successfully with XIAFLEX from the CORDLESS extension study in Dupuytren’s contracture patients. Additionally, 93% of joints that were successfully treated with XIAFLEX did not receive any medical or surgical intervention through three years of follow-up.

•

In the second quarter, the Company received $33.6 million in regulatory milestone payments from its EU partner, Pfizer Inc. (Pfizer), representing $37.5 million for the first sale of XIAPEX® for the treatment of Dupuytren’s contracture in the United Kingdom (the “UK”) and Germany, offset by $3.9 million in costs incurred by Pfizer for the development of XIAPEX which by contract could be deducted from such first sale milestones. XIAPEX is now available for sale in Austria, Denmark, Finland, Germany, Norway, Sweden, and the UK, and was recently approved in Switzerland. Auxilium is eligible to receive up to $22.5 million in additional regulatory milestone payments for this indication, which will be paid in $7.5 million increments, following Pfizer’s first sale of XIAPEX in each of the remaining major markets of the EU.

Testim:

•	Worldwide revenues for Testim were $50.5 million, up 7% over the second quarter of 2010, with $49.7 million of these revenues earned in the U.S.

•

According to IMS Health, Inc., a pharmaceutical market research firm (“IMS”), over 174,200 total prescriptions for Testim were dispensed in the second quarter of 2011, a growth of 3% over the second quarter of 2010 and 1% growth over the first quarter of 2011.

•	Total prescriptions within the gel segment of the testosterone replacement therapy market in the U.S. increased 12% versus the second quarter of 2010, according to IMS.

•	Due to new market entrants, Testim ended the month of June with a 20% share of total prescriptions for testosterone gels in the U.S., compared to 22% at the end of June 2010, according to IMS.

Updated Guidance:

•	The Company is decreasing full year 2011 guidance for XIAFLEX U.S. revenues from the previously stated guidance of a range of $50 to $60 million to a range of $45 to $50 million.

•

The decrease in XIAFLEX U.S. revenues guidance changes full year 2011 net loss guidance from the previously stated guidance of a range of $(31) to $(41) million to a range of $(40) to $(45) million for the year.

Global Testim Revenues	$200 - 210 million
XIAFLEX:
U.S. Revenues	45 - 50 million
Ex U.S. / Def Rev	9 - 11 million

Total XIAFLEX	$54 - 61 million
Total Revenues	$254 - 271 million
R & D Expense	$60 - 70 million
S G & A Expense	$170 - 180 million
Net Income (Loss)	$(40) to (45) million
Stock Base Comp Expense	$15 - 20 million

Second quarter 2011 Revenue Details

Auxilium reported the following unaudited net revenues (all amounts in millions of dollars):

	Quarter End	Quarter End	Increase
	6/30/2011	6/30/2010	(Decrease)
Testim U.S. Revenue	$49.7	$46.5	$3.2
Testim Ex – U.S. & Contract Revenue	0.8	0.9	(0.1)

Total Testim Revenue	$50.5	$47.4	$3.1

XIAFLEX U.S. Revenue	$9.9	$2.0	$7.9
XIAFLEX Ex – U.S. and Contract Revenue	$5.5	1.1	4.4

Total XIAFLEX Revenue	$15.4	$3.1	$12.3

Total Worldwide Revenue	$65.9	$50.5	$15.4

Ex-U.S. & contract revenues represent the ongoing amortization of deferred up-front and milestone payment amounts, cumulative catch-up adjustments for milestone payments received during the period, in the case of Testim, sales of products to our partner and, in the case of XIAFLEX, royalties received on product sales by our licensees. For 2011, XIAFLEX revenue recognition methodology records sales of XIAFLEX when units are sold to its distributors. XIAFLEX 2010 revenue recognition methodology recorded sales of XIAFLEX when units are sold from its distributors to physician offices.

Second Quarter 2011 Financial Details

The net loss for the second quarter of 2011 was $(5.1) million, or $(0.11) per share, compared to a net loss of $(13.5) million, or $(0.28) per share, reported for the second quarter of 2010. Net loss for the second quarter of 2011 includes total stock-based compensation expense of $4.0 million, compared to $4.6 million for the second quarter of 2010.

Gross margin on net revenues was 78.2% for the quarter ended June 30, 2011 compared to 77.1% for the comparable period in 2010. Gross margin reflects the costs of products sold, royalty obligations due to the Company’s licensors, and the amortization of the deferred costs associated with the Pfizer contract. The increase in the gross margin rate is due to the contribution of high margin XIAFLEX contract revenues and product sales, and year-over-year price increases of Testim in the U.S., partially offset by increased managed care rebates.

Investments in research and development for the quarter ended June 30, 2011 were $13.3 million, compared to $11.1 million for the comparable period in 2010. The increase results principally from the activities related to the phase III XIAFLEX clinical trials for Peyronie’s disease offset by a slightly smaller investment in the development of a larger scale XIAFLEX production process.

Selling, general and administrative costs for the quarter ended June 30, 2011 were $43.4 million, compared to $41.2 million in the comparable 2010 period. The increase was primarily due to promotional and training activity in support of the launch of XIAFLEX for Dupuytren’s in the U.S. offset by lower administrative costs and stock based compensation costs.

As of June 30, 2011, Auxilium had $151.8 million in cash, cash equivalents and short-term investments, compared to $130.9 million at March 31, 2011.

Conference Call

Auxilium will hold a conference call today, August 1, 2011 at 10:00 a.m. ET, to discuss second quarter 2011 results and operational highlights. The presentation slides to be used during the call are now available on the “For Investors” section of the Company’s web site under the “Presentations” tab. A question and answer session will follow the presentation. The conference call and the presentation slides will be simultaneously web cast on the “For Investors” section of the Company’s web site under the “Events” tab. The conference call will be archived for future review until September 1, 2011.

Conference call details:
Date:	Monday, August 1, 2011
Time:	10:00 a.m. ET
Dial-in (U.S.):	866.356.4281
Dial-in (International):	617.597.5395
Web cast:	http://www.auxilium.com
Passcode:	AUXILIUM

To access an audio replay of the call:
Access number (U.S.):	888.286.8010
Access number (International):	617.801.6888
Replay Passcode #:	70930444

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a testosterone gel, for the topical treatment of hypogonadism in the U.S. Pfizer Inc. has marketing rights for XIAPEX® (the EU trade name for collagenase clostridium histolyticum) in 46 countries in Eurasia and Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan. Ferring International Center S.A. markets Testim in the EU and Paladin Labs Inc. markets Testim in Canada. Auxilium has two projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the growth of sales of XIAFLEX; Pfizer’s ability to commercialize XIAPEX for Dupuytren’s contracture in EU and Eurasian markets; the future occurrence or likelihood of additional launches of XIAPEX in other EU and Eurasian markets and our receipt of any applicable milestone payments from Pfizer; Asahi Kasei Pharma’s ability to develop, register for approval and commercialize XIAFLEX for Dupuytren’s contracture and Peyronie’s disease in Japan; the timing of the expected completion of the active dosing phase of, and the reporting of results from the phase III trial for XIAFLEX for the treatment of Peyronie’s disease; the Company’s expected financial performance in 2011; products in development for Dupuytren’s contracture, Peyronie’s disease, and Frozen Shoulder syndrome; and the potential for XIAFLEX to be used in multiple indications.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to various risks and uncertainties.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended March 31, 2011, which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2009
Net revenues	$65,937	$50,487	$124,306	$95,967
Operating expenses*:
Cost of goods sold	14,379	11,537	25,631	20,988
Research and development	13,315	11,142	29,069	19,621
Selling, general and administrative	43,368	41,228	86,527	77,331

Total operating expenses	71,062	63,907	141,227	117,940

Loss from operations	(5,125)	(13,420)	(16,921)	(21,973)
Interest income (expense), net	(24)	(51)	(74)	(107)

Net loss	$(5,149)	$(13,471)	$(16,995)	$(22,080)
Basic and diluted net loss per common share	$(0.11)	$(0.28)	$(0.36)	$(0.47)

Weighted average common shares outstanding	47,830,131	47,327,751	47,797,758	47,230,671

* includes the following amounts of stock-based compensation expense:

Cost of goods sold	$14	$3	$27	$3
Research and development	767	804	1,570	1,357
Selling, general and administrative	3,174	3,825	6,702	7,062

AUXILIUM PHARMACEUTICALS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	June 30,	December 31,
	2011	2010
Cash, cash equivalents and short-term investments	$151,838	$128,207
Total assets	284,223	243,904
Total stockholders’ equity	88,891	94,443